Exhibit 99.1

Cycle Country Accessories Corp. Receives Notice of Noncompliance with NYSE Amex Continued Listing Standards

Spencer, Iowa—(BUSINESS WIRE)—Cycle Country Accessories Corp. (AMEX:ATC - News) announced that it received a notice (the “Notice”) from NYSE Amex LLC (“Exchange”) that it is not in compliance with some of the Exchange’s continued listing standards.  Specifically, the Exchange Notice states that Cycle Country’s failure to file its Form 10-K , as required by Sections 134 and 1101 of the Exchange Company is a material violation of its listing agreement with the Exchange, for which the Exchange is authorized to suspend and remove Cycle Country’s securities from the Exchange, unless Cycle Country takes prompt corrective action.

The Exchange has given Cycle Country until January 28, 2010 to submit a plan of compliance to correct this noncompliance by April 14, 2010.  The Company currently plans to submit a plan by the specified deadline.  The Exchange will then review the plan and determine whether it will accept it.  If Cycle Country fails to submit a plan or the plan is not accepted, Cycle Country will be subject to delisting proceedings by the Exchange.

On January 8, 2010, Cycle Country announced that it would be unable to file its Form 10-K on time due to its discovery that the Chairman of its board of directors had misappropriated company funds.  The director’s resignation from the board also has caused the Company to be out of compliance with Section 801(h) of the Exchange’s Company Guide, which requires the board to be comprised of at least 50% independent members.  The Exchange has given Cycle Country until the earlier to occur of its next annual shareholders’ meeting or January 6, 2011 to regain compliance.  The Exchange Notice also states Cycle Country is no longer compliant with Section 803(2)(c) and 802(d) of the Company Guide, which require at least two members of the audit committee and that classified boards having classes of approximately equal size.  The Exchange has given Cycle Country until the earlier of the next annual shareholders’ meeting or January 6, 2011 to regain compliance with these requirements.

The Company is actively seeking and expects to be able to appoint a new, independent director to the board within the next sixty (60) days.  The Company is seeking a member who will be qualified to serve on the audit committee such that the Company will then be in compliance with the Exchange’s requirements for board composition of independent versus non-independent directors and the minimum number of independent board members required to serve on the audit committee.

About Cycle Country Accessories Corp.

The Company is the recognized industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV’s), under the brand names of Cycle Country Accessories and Weekend Warrior. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

The Company also produces a line of specialty products for golf carts, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, the Company manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the Company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com     www.plazco.com     www.perf-form.com     www.imdyne.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business